Exhibit 99.01

Vocera Reports Full-Year Results Including

Record New Customer Growth, Bookings and Backlog

•	Revenue of $28.7M for Q4 and $102.5M for 2013

•	Non-GAAP EPS of $0.03 for Q4 and ($0.04) for 2013

•	GAAP EPS of ($0.07) for Q4 and ($0.43) for 2013

•	Adjusted EBITDA of $1.5M for Q4 and $0.7M for 2013

•	Bookings of $114.4M and 105 new customers in 2013

•	Year-end backlog of $24.4M and deferred revenue of $32.5M

SAN JOSE, Calif. — February 20, 2014 — Vocera Communications, Inc. (NYSE: VCRA), today reported revenue of $102.5 million and a net loss of ($0.43) per share for the full-year 2013. Record bookings of $114.4 million represented 13% growth over 2012 and contributed to record backlog of $24.4 million at year end, a 52% increase over the prior year.

“Fourth quarter growth demonstrated the company’s continued progress through 2013, despite a very challenging environment for the hospital industry,” said Brent Lang, Vocera’s president & CEO. “Record new customer additions for the year illustrated the high priority hospitals place on Vocera’s solutions to address the challenges of productivity, patient safety and patient satisfaction.”

“Vocera begins 2014 in a significantly stronger position with record backlog and deferred revenue; a larger, more experienced sales team; new high-ROI products; a larger customer installed base; and an expanded addressable market.”

Fourth Quarter 2013 Results

Revenue for the fourth quarter of 2013 was $28.7 million, a 6% increase over the year-ago quarter. Total revenue was comprised of $18.4 million of product revenue and $10.3 million of services revenue.

“New customer growth continued at a strong pace in the fourth quarter,” added Lang. “Our international business finished the year with seven new customers in Q4, including a 364-bed hospital slated to complete construction this year in Abu Dhabi; and our first customer in Singapore, a 790-bed facility.”

Product revenue increased 6% year-over-year, comprised of $5.7 million of software revenue and $12.7 million of device revenue.

Services revenue of $10.3 million increased 7% from the year-ago fourth quarter. Services revenue in the quarter was comprised of $8.4 million of software maintenance and support, and $1.9 million of professional services.

Significant new customer gains drove the growth in software and maintenance. The slowed pace of existing customer expansions due to constrained hospital operating budgets impacted device and professional service revenue.

GAAP gross margin in the fourth quarter was 64.1%, compared to 65.4% in the year-ago fourth quarter. Non-GAAP gross margin was 65.3%, versus 66.3% in the year-ago quarter.

Full-Year 2013 Results

Revenue for 2013 was $102.5 million, compared to $101.0 million in 2012. Total revenue was comprised of $62.4 million of product revenue and $40.1 million of services revenue.

Product revenue, which decreased 4% for 2013, was comprised of $46.6 million of device revenue and $15.8 million of software revenue.

Services revenue of $40.1 million increased 12% from 2012. Services revenue for 2013 was comprised of $31.6 million of software maintenance and support, and $8.5 million of professional services.

Late in the first quarter of the year, lower reimbursement rates went into effect as a result of the federal budget sequester. This contributed to a slowing of existing customer expansions and supplies orders. However, over the full-year 2013, higher new customer growth offset the slower existing customer expansions.

GAAP gross margin for 2013 was 62.6%, compared to 63.7% for 2012. Non-GAAP gross margin was 63.9%, versus 64.5% in 2012.

Non-GAAP product gross margin in 2013 was 66.2%, versus 67.7% in 2012. Non-GAAP services gross margin was 60.4% in 2013, versus 58.8% in 2012.

GAAP net loss for the full-year 2013 was ($10.5) million, or ($0.43) per share, compared to net income attributable to common shareholders of $1.5 million, or $0.08 per share, in 2012.

Non-GAAP net loss for the full-year 2013 was ($1.1) million, or ($0.04) per share, which excludes $8.7 million of stock-based compensation expense and $0.7 million of amortization of acquired intangibles expense. A reconciliation of non-GAAP to GAAP financial measures is included in the attached financial schedules.

Adjusted EBITDA in 2013 was $0.7 million, versus $11.9 million in 2012. Adjusted EBITDA margin was 0.7% for 2013, versus 11.8% in 2012.

As of December 31, 2013, the company had cash, cash equivalents and short-term investments of $127.7 million and no debt, compared to $127.5 million at December 31, 2012. Backlog was $24.4 million at year-end 2013 compared to $16.0 million at year-end 2012. Deferred revenue was $32.5 million at year-end 2013, versus $28.3 million a year ago.

At December 31, 2013, 12-month backlog was $20.6 million and 12-month deferred revenue was $26.1 million.

2014 Guidance

For the full year 2014, we expect revenue between $105 and $115 million and a GAAP loss per share between ($0.89) and ($0.73).

We expect non-GAAP net loss between ($7.1) and ($2.6) million, non-GAAP loss per share to be between ($0.28) and ($0.10), and non-GAAP Adjusted EBITDA to be between ($4.5) and breakeven. Our full year 2014 non-GAAP guidance excludes estimated stock-based compensation expense ranging from $13 to $14 million, estimated amortization of intangibles of approximately $1.1 million, and certain expected legal costs related to the pending securities lawsuit. Non-GAAP earnings per share guidance is based on a fully diluted share count for the full year 2014 of 25.5 million shares. Income tax for the year is expected to be $0.2 to $0.3 million.

For the first quarter 2014, we expect revenue between $23.5 and $24.5 million and a GAAP loss per share between ($0.32) and ($0.30).

We expect non-GAAP net loss between ($4.5) and ($4.0) million, non-GAAP loss per share to be between ($0.18) and ($0.16), and non-GAAP Adjusted EBITDA to be between ($4.0) and ($3.5) million. Our first quarter 2014 non-GAAP guidance excludes estimated stock-based compensation expense of $3.1 million and estimated amortization of intangibles of approximately $0.3 million. Non-GAAP earnings per share guidance is based on a fully diluted share count for the first quarter 2014 of 25.1 million shares. We do not expect any income tax for the first quarter.

Conference Call Information

The Company will host a conference call at 5:00 p.m. Eastern Time, 2:00 p.m. Pacific, today, February 20, 2014, to discuss the company’s results.

Investors may access a free, live webcast of the call through the Investors section of the company’s website at investors.vocera.com

The call also can be accessed by dialing 877-280-4958, or 857-244-7315 for international callers, and using the access code 6285 8866.

A webcast replay of the call will be archived on the company’s website.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the U.S. federal securities laws, including statements regarding future events, such as our expected operating results for the full year and first quarter of 2014, the future financial performance of our company and the effect macroeconomic conditions affecting the health care industry will have on our business and results of operations. These forward-looking statements are based on limited information currently available to us and our management’s expectations, which are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those in any forward-looking statement due to various factors, including but not limited to, the effects of the Patient Protection and Affordable Care Act of 2010; changes in regulations in the U.S. and other countries; the effects on government and commercial hospital customers of the federal budget, the federal budget sequester, and budgetary uncertainty;

changes in healthcare insurance coverage and consumers’ utilization of healthcare and hospital services; our ability to maintain profitability; the demand for our various solutions in the healthcare and other markets; our lengthy and unpredictable sales cycle; our ability to offer high-quality services and support for our solutions; to acquire the sole and limited source hardware and software components of our solutions; to obtain the required capacity and product quality from our contract manufacturer; to develop and introduce new solutions and features to existing solutions and to manage our growth; and the other factors described in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as our other filings with the SEC. Our filings with the Securities and Exchange Commission (“SEC”) are available on the Investors section of our company`s web site at www.vocera.com. The financial and other information contained in this press release should be read in conjunction with the financial statements and notes thereto included in our filings with the SEC. Our operating results for the fourth quarter and full year of 2013 are not necessarily indicative of our operating results for any future periods. This press release speaks only as of its date. We assume no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual events or results could differ materially from those anticipated in forward-looking statements.

Use of Non-GAAP Financial Information

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Our management evaluates our company’s results and makes operating decisions using various GAAP and non-GAAP measures. In addition to our GAAP results, we also consider non-GAAP gross margin for products and for services, non-GAAP net income/ (loss), and non-GAAP earnings per diluted share. We also present Adjusted EBITDA, a non-GAAP measure that we reconcile to net income. These non-GAAP measures should not be considered as a substitute for the corresponding financial measure derived in accordance with GAAP. We present the non-GAAP measures because we consider them to be important supplemental information for our investors for analyzing our performance, core operating results and trends. Investors are encouraged to review the reconciliation of non-GAAP financial measures to their most directly comparable GAAP measures included with this press release.

Our non-GAAP gross margin, non-GAAP net income/(loss), and non-GAAP earnings per diluted share as well as Adjusted EBITDA are exclusive of certain items to facilitate management’s review of the comparability of our core operating results on a period to period basis because such items are not related to our ongoing core operating results as viewed by management. We define our “core operating results” as those revenues recorded in a particular period and the expenses incurred within that period that directly drive operating income in that period. Management uses these non-GAAP financial measures in making operating decisions because, in addition to meaningful supplemental information regarding operating performance, the measures give us a better understanding of how we should invest in research and development, fund infrastructure growth and evaluate the effectiveness of marketing strategies. In calculating the above non-GAAP results, management specifically adjusted for the following excluded items:

a) Stock-based compensation expense impact. We recognize equity plan-related compensation expenses, which represent the fair value of all share-based payments to employees, including grants of employee stock options as non-GAAP adjustments in each period.

b) Amortization of acquired intangibles. We acquired certain companies in 2010 and booked intangible assets related to these acquisitions. The amortization of these acquisition related costs is excluded from non-GAAP net income because it is not related to ongoing controllable management decisions and because it is non-cash in nature.

c) Stock warrant revaluation expenses. This is a non-cash expense as a result of preferred warrants outstanding that were revalued each quarter prior to our initial public offering. We believe the comparisons of ongoing operations should exclude effects of such revaluations.

Management adjusts for the above items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of Vocera’s control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and we do not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

We believe that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding our financial performance by excluding the impact of items which may obscure trends in the core operating results of the business;

2) These non-GAAP financial measures facilitate comparisons to the operating results of other companies commonly compared to us, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of our performance; and

3) These non-GAAP financial measures are employed by our management in their own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting.

Set forth below are additional reasons why share-based compensation expense is excluded from our non-GAAP financial measures:

i) While share-based compensation constitutes one of our ongoing and recurring expenses, it is not an expense that requires cash settlement by us. We therefore exclude these charges for purposes of evaluating core operating results. Thus, our non-GAAP measurements are presented exclusive of stock-based compensation expense to assist management and investors in evaluating our core operating results.

ii) We present share-based payment compensation expense in our reconciliation of non-GAAP financial measures on a pre-tax basis because the exact tax differences related to the timing and deductibility of share-based compensation are dependent upon the trading price of our common stock and the timing and exercise by employees of their stock options. As a result of these timing and market uncertainties the tax effect related to share-based compensation expense would be inconsistent in amount and frequency and is therefore excluded from our non-GAAP results.

As stated above, we present non-GAAP financial measures because we consider them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for our GAAP results. In the future, we expect to incur expenses similar to certain of the non-GAAP adjustments described above and expect to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

•	Our stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future; and

•	Other companies may calculate non-GAAP financial measures differently than us, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between our non-GAAP and GAAP financial results is set forth in the financial tables at the end of this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in our SEC filings.

Vocera Communications, Inc.

Condensed consolidated statements of operations

(Unaudited)

	Three months ended December 31		Fiscal year ended December 31
(in thousands, except per share amounts)	2013	2012	2013	2012
Revenue
Product	$18,427	$17,385	$62,393	$65,028
Service	10,295	9,607	40,105	35,929

Total revenue	28,722	26,992	102,498	100,957

Cost of revenue
Product	6,133	5,413	21,714	21,551
Service	4,186	3,936	16,595	15,070

Total cost of revenue	10,319	9,349	38,309	36,621

Gross profit	18,403	17,643	64,189	64,336

Operating expenses
Research and development	4,085	3,370	14,915	11,618
Sales and marketing	12,226	9,368	44,928	33,432
General and administrative	3,906	3,941	14,906	14,390

Total operating expenses	20,217	16,679	74,749	59,440

(Loss) income from operations	(1,814)	964	(10,560)	4,896
Interest income	87	85	257	171
Interest expense and other finance charges	—	(10)	—	(84)
Other expense, net	2	(21)	(53)	(1,463)

(Loss) income before income taxes	(1,725)	1,018	(10,356)	3,520
Provision for income taxes	(117)	(207)	(109)	(627)

Net (loss) income	(1,842)	811	(10,465)	2,893
Less: undistributed earnings attributable to participating securities	—	(3)	—	(1,366)

Net (loss) income attributable to common stockholders	$(1,842)	$808	$(10,465)	$1,527

Net (loss) income per share attributable to common stockholders:
Basic	($0.07)	$0.03	($0.43)	$0.08

Diluted	($0.07)	$0.03	($0.43)	$0.08

Weighted average shares used to compute net (loss) income per share attributable to common stockholders:
Basic	24,893	23,951	24,621	17,979

Diluted	24,893	26,136	24,621	20,608

Vocera Communications, Inc.

Condensed consolidated balance sheets

(Unaudited)

	As of
	December 31,	December 31,
(in thousands)	2013	2012
Assets
Current assets
Cash and cash equivalents	$39,652	$92,521
Short term investments	88,024	34,989
Accounts receivable, net	23,543	21,697
Other receivables	882	550
Inventories	5,665	2,772
Prepaid expenses and other current assets	1,892	2,808

Total current assets	159,658	155,337
Property and equipment, net	5,365	3,631
Intangible assets, net	1,544	2,267
Goodwill	5,575	5,575
Other long-term assets	965	495

Total assets	$173,107	$167,305

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	3,531	2,854
Accrued payroll and other current liabilities	9,841	11,754
Deferred revenue, current	26,133	22,451

Total current liabilities	39,505	37,059
Deferred revenue, long-term	6,398	5,882
Other long-term liabilities	1,641	1,239

Total liabilities	47,544	44,180
Stockholders’ equity	125,563	123,125

Total liabilities and stockholders’ equity	$173,107	$167,305

Vocera Communications, Inc.

Reconciliation of GAAP to Non-GAAP

(In thousands, except per share data, unaudited)

	Three months ended December 31,
	2013			2012
	Net income (loss)	Diluted shares	Earnings (loss) per share- diluted	Net income (loss)	Diluted shares	Earnings (loss) per share- diluted
GAAP	$(1,842)	24,893	($0.07)	$811	26,136	$0.03
Non-GAAP Adjustments:
Add dilutive shares for EPS (a)		1,664
Stock compensation adjustment (b)
Gross Margin	260			166
Operating Expenses	2,293			1,394
Intangible amortization (c)
Gross Margin	92			96
Operating Expenses	89			122

Total adjustments (d)	2,734	1,664	0.10	1,778	—	0.07
Non-GAAP	$892	26,557	$0.03	$2,589	26,136	0.10

(a)	Dilutive shares added to reflect change to share count calculation from loss to profit, i.e. from “basic” to “fully diluted” weighted average shares
(b)	This adjustment reflects the accounting impact of non-cash stock-based compensation expense
(c)	This adjustment reflects the accounting impact of acquisitions in 2010 in non-cash expense
(d)	Non-GAAP earnings are not reserved for payment to participating securities, allowing EPS to be calculated as net income (loss) divided by diluted shares

Vocera Communications, Inc.

Reconciliation of GAAP to Non-GAAP

(In thousands, except per share data, unaudited)

	Fiscal year ended December 31,
	2013			2012
	Net income (loss)	Diluted shares	Earnings (loss) per share- diluted	Net income (loss)	Diluted shares	Earnings (loss) per share- diluted
GAAP	$(10,465)	24,621	($0.43)	$2,893	20,608	$0.08
Non-GAAP Adjustments:
Add preferred shares conversion (a)	—	—		—	3,252
Add IPO shares (b)	—	—			1,257
Stock compensation adjustment (c)
Gross Margin	967			421
Operating Expenses	7,700			3,811
Intangible amortization (d)
Gross Margin	368			386
Operating Expenses	357			487
Change in fair value of warrant and option liabilities (e)	—			1,631

Total adjustments	9,392	0	0.39	6,736	4,509	0.30
Non-GAAP (f)	$(1,073)	24,621	$(0.04)	$9,629	25,117	$0.38

(a)	Preferred shares as if converted and outstanding for the full year
(b)	Initial public offering shares issued April 2012, as if they had been outstanding for the full year
(c)	This adjustment reflects the accounting impact of non-cash stock-based compensation expense
(d)	This adjustment reflects the accounting impact of acquisitions in 2010 in non-cash expense
(e)	This adjustment reflects the accounting impact of revaluing preferred stock warrants and the option liability in non-cash expense
(f)	Non-GAAP earnings are not reserved for payment to participating securities, allowing EPS to be calculated as net income (loss) divided by diluted shares

Vocera Communications, Inc.

Non-GAAP income adjusting items

(In thousands, unaudited)

	Three months ended December 31,
	2013				2012
	Stock based compensation	Intangible Amortization	Change in fair value of warrant and option liabilities	Total Adjustments	Stock based compensation	Intangible amortization	Change in fair value of warrant and option liabilities	Total adjustments
Gross margin:
Product	$70	$92		$162	$73	$96		$169
Services	190			190	93			93
Operating expenses:
Research and development	229	(2)		227	164	—		164
Sales and marketing	820	87		907	540	110		650
General and administrative	1,244	4		1,248	690	12	—	702
Other (income) expense			$—	—			$—	—

Non-GAAP income adjustments	$2,553	$181	$—	$2,734	$1,560	$218	$—	$1,778

Vocera Communications, Inc.

Non-GAAP income adjusting items

(In thousands, unaudited)

	Fiscal year ended December 31,
	2013				2012
	Stock based compensation	Intangible amortization	Change in fair value of warrant and option liabilities	Total adjustments	Stock based compensation	Intangible amortization	Change in fair value of warrant and option liabilities	Total adjustments
Gross margin:
Product	$256	$368		$624	$141	$386		$527
Services	711	—		711	280	—		280
Operating expenses:
Research and development	861	—		861	449	—		449
Sales and marketing	2,942	346		3,288	1,262	441		1,703
General and administrative	3,897	11		3,908	2,100	46	—	2,146
Other (income) expense			$—	—			$1,631	1,631

Non-GAAP income adjustments	$8,667	$725	$—	$9,392	$4,232	$873	$1,631	$6,736

Vocera Communications, Inc.

Adjusted EBITDA

(In thousands, unaudited)

	Three months ended December 31		Fiscal year ended December 31
	2013	2012	2013	2012
GAAP net income (loss)	$(1,842)	$811	$(10,465)	$2,893
Add back:
Stock compensation expense	2,553	1,560	8,667	4,232
Change in fair value of warrant and option liabilities	—	—	—	1,631
Interest (income) expense, net	(61)	(75)	(171)	(87)
Depreciation and amortization	748	684	2,549	2,615
Income tax (benefit) expense	117	207	109	627

Non-GAAP adjusted EBITDA	$1,515	$3,187	$689	$11,911

About Vocera Communications

Vocera empowers integrated, intelligent communication for mission-critical mobile environments in healthcare, hospitality, energy, retail, education and more. One of the fastest growing mobile technology companies, Vocera is widely recognized for developing smarter ways to communicate that improve patient and customer satisfaction. Exclusively endorsed by the American Hospital Association, Vocera® Voice Communication, Secure Messaging, and Care Experience solutions are installed in more than 1,000 organizations worldwide. Vocera is headquartered in San Jose, Calif., with offices in Tennessee, Canada, and the United Kingdom. For more information, visit www.vocera.com and @VoceraCom on Twitter.

Vocera® is a trademark of Vocera Communications, Inc. registered in the United States and other jurisdictions. All other trademarks appearing in this release are the property of their respective owners.

Contacts:

Investors:	Media:
Brad Samson	Pam Goncalves	Claire Baki
Vocera	Vocera	MSL Group
408.882.5737	408.882.5763	415.512.0770
bsamson@vocera.com	pgoncalves@vocera.com	Vocera@schwartzmsl.com